Exhibit 3.1 No. 1373068
British Virgin Islands Business Companies Act, 2004

Memorandum of Association & Articles of Association of

eToro Group Ltd.

A COMPANY LIMITED BY SHARES

Incorporated the 14th day of December, 2006

Amended the 17th day of February, 2021

Amended the 8th day of February, 2023

Amended and Restated on the 14th day of May, 2025

TRIDENT TRUST COMPANY (B.V.I.) LTD.

PO Box 146, Road Town, Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

eToro Group Ltd.

A COMPANY LIMITED BY SHARES

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act, 2004 (No. 16 of 2004), as amended from time to time, and includes any regulations promulgated under the Act;

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

“Articles” means the attached Articles of Association of the Company, as amended or restated from time to time;

“Beneficially Own” has the meaning ascribed to it at Section 12 of this Memorandum;

“Board” means the board of Directors of the Company appointed or elected pursuant to the Articles and acting by Resolution of Directors;

“Chairman of the Board” has the meaning ascribed to it at Section 10.8 of the Articles;

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“Change of Control Transaction” means (i) the merger, consolidation, business combination, or other similar transaction of the Company with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent (50%) of the total number of outstanding shares of the Company, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the shareholders of the Company immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis-à-vis each other) as such shareholders owned the voting securities of the Company immediately prior to the transaction, (ii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Company, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent (50%) of the total number of outstanding shares of the Company, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the shareholders of the Company immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis-à-vis each other) as such shareholders owned the voting securities of the Company immediately prior to the transaction;

“Class A Shares” has the meaning ascribed to it at Paragraph 6.1(a) of this Memorandum;

“Class B Shares” has the meaning ascribed to it at Paragraph 6.1(b) of this Memorandum;

“Class B Transfer” means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of a Class B Share or any legal or beneficial interest in a Class B Share, whether or not for value and whether voluntary or involuntary or by operation of law or court order (including any such order that results in the designation of any other person which is not a Permitted Transferee to exercise the voting rights attached to the Share). A “Class B Transfer” shall also include, without limitation, a transfer of a Class B Share to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership);

“Common Shares” means the Class A Shares and the Class B Shares;

“Company” means eToro Group Ltd.;

“Controlling Person” has the meaning ascribed to it at Paragraph 7.1(d) of this Memorandum;

“Directors” mean those Persons appointed or elected pursuant to the Articles to hold office as directors of the Company from time to time;

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“Distribution” includes, in relation to a distribution by the Company to a Shareholder: (a) the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder; or (b) in relation to Shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend;

“electronic” means actuated by electric, magnetic, electro-magnetic, electro-chemical or electro- mechanical energy and “by electronic means” means by any manner capable of being so actuated and shall include e-mail and/or other data transmission service;

“Equity Securities” means, collectively, any and all equity securities of the Company, whether or not currently authorised, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities;

“Excess Shares” has the meaning ascribed to it at Section 12 of this Memorandum;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Family Member” means the spouse, domestic partner, parent, child (whether natural or adopted), siblings or any direct lineal descendant of a holder of Class B Shares;

“Final Conversion Date” shall mean 5:00 p.m. in New York, New York on the first Trading Day falling on or after the tenth (10th) year anniversary of the IPO Effective Time;

“Grantor” has the meaning ascribed to it at Paragraph 7.1(d) of this Memorandum;

“held” means, in relation to Shares, the Shares held by a Shareholder whose details are shown in the Transfer Agent Records and term “holds” and “holder” shall be construed accordingly;

“Incapacity” has the meaning ascribed to it at Paragraph 7.1(e) of this Memorandum;

“IPO Effective Time” means the effective time of the Company’s initial public offering on a Stock Exchange;

“Memorandum” means this Memorandum of Association of the Company, as amended or restated from time to time;

“month” means a calendar month;

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury;

“Permitted Transferee” has the meaning ascribed to it at Paragraph 7.1(d) of this Memorandum;

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“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organisation, entity or governmental entity;

“Preferred Shares” has the meaning ascribed to it at Paragraph 6.1(c) of this Memorandum;

“present in person” means, in the case of an individual, that individual or his lawfully appointed attorney being present in person and, in the case of a non-natural Person, being present by duly authorised representative or lawfully appointed attorney and, in relation to meetings, “in person” shall be construed accordingly;

“Registrar” means the Registrar of Corporate Affairs appointed under section 229 of the Act;

“Regulatory Body” or “Regulatory Bodies” means any financial regulatory authority that the Company or any Subsidiary thereof will be required to be registered with or that they may be regulated under from time to time;

“Regulatory Filing” means any filing or register with or provide any notification to any Regulatory Body;

“Regulatory Threshold” has the meaning ascribed to it at Section 12 of this Memorandum;

“Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Board, or of a committee of the Board (solely with respect to the matters within the scope of such committee’s authority), by the affirmative vote of a majority of the Directors present at the meeting who voted and did not abstain; or

(b)	a resolution consented to in writing by a majority of the Directors or such other majority as may be specified in these Memorandum and Articles, or by a majority of members of the committee of the Board, as the case may be;

“Resolution of Shareholders” means a resolution approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted and not abstained, unless a higher percentage is otherwise required by law, or by these Memorandum and Articles. Actions by the Shareholders may be effected by written consent in lieu of a duly convened and constituted meeting of the Shareholders if approved by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon and provided that such action has expressly been approved in advance by the Board or recommended by the Board for the approval by the Shareholders;

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“Rights” shall mean any option, warrant, restricted share unit, conversion right or contractual right of any kind to acquire shares of the Company;

“Sanctioned Person” means any Person that is: (a) listed on any Sanctions List, (b) owned or controlled by, or acting on behalf of or at the direction of, a Person listed on any Sanctions List (as the terms “owned,” “controlled” and “acting on behalf of or at the direction of” are interpreted under relevant Sanctions Laws) or (c) otherwise the target of Sanctions Laws;

“Sanctioned Shares” means Shares and/or Rights, irrespective of their class, owned, held or controlled, directly or indirectly by a Sanctioned Person;

“Sanctions Laws” means any laws, regulations, executive orders or other restrictive measures in respect of economic or financial sanctions or trade embargoes promulgated, issued, implemented, administered or enforced by the governments and official departments, committees, institutions, bodies or agencies of: (a) the United States, (b) the European Union; (c) the United Kingdom, (d) the State of Israel and/or (e) any other country or territory with jurisdiction over the Company and/or its Subsidiaries;

“Sanctions List” means any list of or designated Persons maintained, promulgated, issued, implemented, administered or enforced pursuant to or under Sanctions Laws, including but not limited to the OFAC List of Specially Designated Nationals and Blocked Persons, the OFAC Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, the Consolidated List of Financial Sanctions Targets in the UK and the lists of Persons named in Annex XIX to Council Regulation (EU) No 833/2014, each as amended, supplemented or substituted from time to time;

“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Share” means any share issued or to be issued by the Company, including the Common Shares and the Preferred Shares;

“Shareholder” means a Person reflected in the Transfer Agent Records as the holder of one or more Shares or fractional Shares;

“Stock Exchange” means the Nasdaq Stock Market LLC or other equivalent national securities exchange upon which the Shares are registered and tradeable, and any successor bodies carrying on their functions;

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“Subsidiary” means (i) with respect to a corporation, an entity in which more than fifty percent (50%) of the combined voting power of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries, or in which the Company or one or more Subsidiaries or the Company and or more other Subsidiaries has the right to appoint a majority of the directors; (ii) with respect to a partnership, an entity which the Company or one or more other Subsidiaries or the Company and one or more other Subsidiaries, directly or indirectly, is or are the general partner or partners and has or have the power to direct the policies, management and affairs of such partnership; (iii) with respect to a limited liability company, an entity which the Company or one or more other Subsidiaries or the Company and one or more other Subsidiaries, directly or indirectly, is or are the managing member or members and has or have the power to direct the policies, management and affairs of such company; and (iv) any other person in which the Company or one or more other Subsidiaries or the Company and one or more other Subsidiaries, directly or indirectly, has or have at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract);

“Transfer Agent” has the meaning ascribed to it at Section 11 of the Memorandum;

“Transfer Agent Records” has the meaning ascribed to it at Section 2.6 of the Articles; and

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled.

1.2	In these Memorandum and Articles, unless the context otherwise requires a reference to:

(a)	a Paragraph is a reference to a paragraph of the Memorandum;

(b)	a Section is a reference to a section of the Articles;

(c)	a reference to voting in relation to Shares shall be construed as a reference to voting by Shareholders holding the Shares, except that it is the number of Shares that shall be counted, based on the respective Share’s voting rights, and not the number of Shareholders who actually voted and a reference to Shares being present at a meeting shall be given a corresponding construction;

(d)	a reference to money is, unless otherwise stated, a reference to the currency in which shares of the Company shall be issued;

(e)	any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein;

(f)	whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Memorandum and Articles, it shall equally, where the context admits, include the others; and

(g)	headings are inserted for convenience only and shall be disregarded in interpreting these Memorandum and the Articles.

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2.	NAME

The name of the Company is eToro Group Ltd.

3.	STATUS

The Company is a company limited by shares.

4.	REGISTERED OFFICE AND REGISTERED AGENT

4.1	The first registered office of the Company will be situated at the office of the registered agent which is P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands.

4.2	The current registered office of the Company shall be at shall be at the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

4.3	The first registered agent of the Company will be Commonwealth Trust Limited of P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands.

4.4	The current registered agent of the Company shall be at the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

4.5	The Company may, from time to time, by Resolution of Directors, change the location of its registered office or change its registered agent.

4.6	Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company. If the existing registered agent does not file such notice on instruction by the Company, the Company shall procure that a notice of change of registered agent is filed with the Registrar by a legal practitioner in the British Virgin Islands acting on behalf of the Company, and any such change of registered agent will take effect on the registration by the Registrar of such notice.

5.	CAPACITY AND POWERS

5.1	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of Paragraph 5.1(a), full rights, powers and privileges.

5.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

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6.	NUMBER AND CLASSES OF SHARES

6.1	The Company is authorised to issue a maximum of 1,000,000,000 Shares divided into:

(a)	850,000,000 common A shares, no par value per share (the “Class A Shares”);

(b)	75,000,000 common B shares, no par value per share (the “Class B Shares”) and

(c)	75,000,000 preferred shares, no par value per share (the “Preferred Shares”).

6.2	The Company may issue fractions of a Share, and such fractional Share shall have the same corresponding fractional designations, powers, preferences, rights, qualifications, limitations and restrictions of a whole Share of the same class or series of Shares.

6.3	Shares authorised for issuance under these Memorandum and Articles may be issued in one or more series of Shares as the Board may by Resolution of Directors determine from time to time.

6.4	Except as otherwise set forth in Paragraph 7.2, the Company may, by Resolution of Shareholders, subject to section 12 of the Act and Paragraph 12, by amending this Memorandum and, where necessary, the Articles, create additional classes of Shares and determine the rights, privileges, restrictions and conditions thereof including without limitation, new classes of Preferred Shares or other Shares issued by the Company from time to time. To the extent legally permitted, such number of Shares may be increased or decreased by Resolution of Shareholders, provided that no decrease shall reduce the number of Shares of a class to a number less than the number of Shares of such class then issued and outstanding plus the number of Shares of such class reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into such class of Shares.

7.	RIGHTS OF SHARES

7.1	Rights Attaching to the Class A Shares and Class B Shares. Each Common Share in the Company confers upon the Shareholder holding such Common Share the following rights (in addition to any designations, powers, preferences, rights, qualifications, limitations and restrictions attaching to any of the Common Shares as provided for elsewhere in this Memorandum or in the Articles):

(a)	Voting Rights:

(i)	Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Shares and Class B Shares shall vote together as one class on all matters subject to any Resolution of Shareholders.

(ii)	Except as otherwise expressly provided herein or required by applicable law, on any matter that is subject to any Resolution of Shareholders, each holder of Class A Shares shall be entitled to one (1) vote for each Class A Share, and each holder of Class B Shares shall be entitled to ten (10) votes for each Class B Share.

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(b)	Identical Rights. Except as otherwise expressly provided herein or required by applicable law and subject to Section 7.1(a) above, the Class A Shares and Class B Shares shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including without limitation:

(i)	Dividends and Distributions. Class A Shares and Class B Shares shall be treated equally and ratably, on a per share basis with respect to any dividend or Distribution paid or distributed by the Company, including any distribution of surplus assets upon the Company’s liquidation, dissolution, or other similar transaction, unless different treatment of the shares of each such class is approved in a general meeting of each of the Class A Shares and Class B Shares, each voting separately as a class, and in which a majority of the shares of each such class present and voting in such meeting affirmatively vote in favor of such treatment, provided, however, that in the event a distribution is paid in the form of Class A Shares or Class B Shares (or rights to acquire such shares), then holders of Class A Shares shall receive Class A Shares (or rights to acquire such shares, as the case may be) and holders of Class B Shares shall receive Class B Shares (or rights to acquire such shares, as the case may be).

(ii)	Subdivision and Combination. If the Company effects a split, reverse split, subdivision or combination of the outstanding Class A Shares or Class B Shares, the outstanding shares of the other class will be subject to the same split, reverse split, subdivision or combination in the same proportion and manner, unless different treatment is approved in a general meeting of each of the Class A Shares and Class B Shares, each voting separately as a class, and in which a majority of the shares of each such class present and voting in such meeting affirmatively vote in favor of such treatment.

(iii)	Change of Control Transaction. Class A Shares and Class B Shares shall be treated equally, identically and ratably on a per share basis with respect to any consideration into which such Shares are converted or any consideration paid or otherwise distributed to shareholders of the Company in connection with a Change of Control Transaction, unless different treatment of the shares of each such class is approved in a general meeting of each of the Class A Shares and Class B Shares, each voting separately as a class, and in which a majority of the shares of each such class present and voting in such meeting affirmatively vote in favor of such treatment.

(c)	Voluntary Conversion. Except as otherwise expressly provided herein or required by applicable law, each one (1) Class B Share shall be convertible into one (1) Class A Share at the option of the holder thereof, at any time, upon written notice to the Company and the Transfer Agent.

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(d)	Automatic Conversion. Except as otherwise expressly provided herein or required by applicable law, Class B Shares shall automatically convert into an equal number of Class A Shares upon the earlier of:

(i)	a Class B Transfer of the respective Class B Shares, provided, however, that no such conversion shall occur upon the Class B Transfer to a Permitted Transferee or from a Permitted Transferee back to the original holder of the Class B Shares, and provided further, that the Company and the Transfer Agent are each notified in writing of such Class B Transfer no later than five (5) business days prior to the Class B Transfer. “Permitted Transferee” shall mean any of the following, provided that the transferring Shareholder shall have provided to the Company and the Transfer Agent evidence that is reasonably satisfactory to the Board that the transferee meets the applicable definition below:

(1)	a Family Member of such holder of Class B Shares;

(2)	a trust exclusively for the benefit of such holder of Class B Shares or one or more Family Members of such holder so long as the holder of Class B Shares and/or such Family Members have sole dispositive power and exclusive voting control the Class B Shares held by such trust; provided such Class B Transfer does not involve any payment of cash, securities, property or other consideration to the holder of Class B Shares, and provided further, that in the event such holder of Class B Shares and/or Family Members of such holder no longer have sole dispositive power and exclusive voting control with respect to the Class B Shares held by such trust, each share of Class B Share then held by such trust shall automatically convert into one (1) fully paid and nonassessable Class A Share;

(3)	the beneficiaries or trustee of a trust; provided that the original grantor of the trust (the “Grantor”) and/or Family Members of such Grantor have sole dispositive power and exclusive voting control the Class B Shares; provided further, that in the event such Grantor and/or Family Members of such Grantor no longer have sole dispositive power and exclusive voting control the Class B Shares, each Class B Share then held shall automatically convert into one (1) fully paid and nonassessable Class A Share;

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(4)	a company, corporation, partnership or limited liability company in which such holder of Class B Shares and/or Family Members of such holder of Class B Shares directly, or indirectly through one or more Permitted Transferees, own shares, partnership interests or membership interests, as applicable, with sufficient voting control in the company, corporation, partnership or limited liability company, as applicable, or otherwise have legally enforceable rights, such that the holder of Class B Shares and/or Family Members of such holder of Class B Shares retain sole dispositive power and exclusive voting control with respect to the Class B Shares held by such company, corporation, partnership or limited liability company after the Class B Transfer; provided, however, that in the event the holder of Class B Shares and/or Family Members of such holder no longer own sufficient shares, partnership interests or membership interests, as applicable, or no longer have sufficient legally enforceable rights to ensure the holder of Class B Shares and/or Family Members of such holder retain sole dispositive power and exclusive voting control with respect to the Class B Shares held by such company, corporation, partnership or limited liability company, as applicable, then each Class B Share then held by such company, corporation, partnership or limited liability company, as applicable, shall automatically convert into one (1) fully paid and nonassessable Class A Share; or

(5)	an Affiliate of a holder of Class B Shares; provided, however, that the person or entity holding sole dispositive power and exclusive voting control with respect to the Class B Shares held by such Affiliate after the Class B Transfer (in this clause, the “Controlling Person”) retains, directly or indirectly, sole dispositive power and exclusive voting control with respect to the shares following such Class B Transfer; provided further, that in the event the Controlling Person no longer has sole dispositive power and exclusive voting control with respect to the Class B Shares held by such Affiliate, each such Class B Share then held by such Affiliate shall automatically convert into one (1) Class A Share.

(ii)	the date specified by a written notice and certification request of the Company to the holder of such Class B Shares requesting a certification, in a form satisfactory to the Company, verifying such holder’s ownership of Class B Shares and confirming that a conversion to Class A Shares has not occurred, which date shall not be less than thirty (30) calendar days after the date of such notice and certification request; provided, however, that no such automatic conversion pursuant to this subsection (ii) shall occur in the case of a holder of Class B Shares or its Permitted Transferees that furnishes a certification satisfactory to the Company prior to the specified date.

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(e)	Conversion upon Death or Incapacity. Except as otherwise expressly provided herein or required by applicable law, each Class B Share held of record by a natural person, or by any Permitted Transferee which is a natural person, shall automatically, without any further action, convert into one (1) Class A Share upon the death or Incapacity of such Class B Shareholder. In the event of a dispute regarding whether a holder of Class B Shares has suffered an Incapacity, no Incapacity of such holder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction. “Incapacity” shall mean that such holder is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code of such holder’s jurisdiction that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months as determined by a licensed medical practitioner.

(f)	Automatic Conversion of All Outstanding Class B Shares. Except as otherwise expressly provided herein or required by applicable law, each issued and outstanding Class B Share shall automatically, without any further action, convert into one (1) Class A Share upon (i) the date specified by affirmative vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the outstanding Class B Shares, voting or acting as a separate class, or (ii) such time on which the total number of issued and outstanding Class B Shares on a fully diluted basis (assuming for such purpose the conversion and exercise of any and all outstanding rights or securities that are convertible or exercisable into Class B Shares) represent less than fifteen percent (15%) of the total number of issued and outstanding Class B Shares on a fully diluted basis (calculated in the same manner) as of the IPO Effective Time.

(g)	Final Conversion of Class B Shares. Except as otherwise expressly provided herein or required by applicable law, on the Final Conversion Date, each issued and outstanding Class B Share shall automatically, without any further action, convert into one (1) Class A Share.

(h)	Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of Class B Shares to Class A Shares and the general administration of this dual class share structure, including the issuance of share certificates (or the establishment of book-entry positions) with respect thereto, as it may deem necessary or advisable, and may request that holders of Class B Shares furnish affidavits or other proof to the Company, as it, in its sole discretion, deems necessary, to verify the ownership of Class B Shares and to confirm that a conversion to Class A Shares has not occurred. A determination by the Board that a Class B Transfer or other event has occurred which results in a conversion to Class A Shares shall be conclusive and binding.

(i)	Immediate Effect of Conversion. In the event of a conversion of Class B Shares to Class A Shares pursuant to this Paragraph 7.2, such conversion shall be deemed to have been made, as applicable, (i) at the time that the Transfer Agent receives the written notice required, either from the Company or the holder of Class B Shares, (ii) the time that the Class B Transfer occurred, (iii) the death or Incapacity of the holder of Class B Shares, (iv) the time specified in clause (f) above, or (v) immediately upon the Final Conversion Date. Upon any conversion of Class B Shares to Class A Shares, all rights of the holder of such Class B Shares shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the Class B Shares) are to be issued shall be treated for all purposes as having become the record holder or holders of such number of Class A Shares into which such Class B Shares were convertible. Class B Shares that are converted into Class A Shares pursuant to this Paragraph 7.2 shall not be reissued. Any proxy issued with respect to Class B Shares shall, unless otherwise stated in such proxy, continue to apply with respect to the Class A Shares into which the Class B shares have been converted.

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(j)	Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued Class A Shares, solely for the purpose of effecting the conversion of the Class B Shares, such number of its Class A Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Shares into Class A Shares.

(k)	No Further Issuances. Except for the issuance of Class B Shares issuable upon exercise of Rights outstanding at the IPO Effective Time or a dividend payable in accordance with this Paragraph 7.2, the Company shall not at any time after the IPO Effective Time issue any additional Class B Shares, unless such issuance is approved by the affirmative vote of the holders of at least sixty-six and two- thirds percent (66 2⁄3%) of the outstanding Class B Shares. After the Final Conversion Date, the Company shall not issue any additional Class B Shares.

(l)	Amendments. Notwithstanding anything to the contrary herein, this Paragraph 7.2 may only be amended, replaced or suspended by both (a) a resolution adopted by a Resolution of Shareholders by a majority of the total voting power present and voting at such Resolution of Shareholders, and (b) a resolution adopted at a separate class meeting of the Class B Shares by at least sixty-six and two-thirds percent (66 2⁄3%) of the total voting power of the then issued and outstanding Class B Shares or the written consent of holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the total voting power of the then issued and outstanding Class B Shares.

7.2	Rights Attaching to the Preferred Shares. The Preferred Shares in the Company shall have such designations, powers, preferences, rights, qualifications, limitations and restrictions as specified by the Board pursuant to the Resolution of Directors approving the issuance of such Preferred Share(s); provided, however, that prior to such issuance, the Board shall determine the designations, powers, preferences, rights, qualifications, limitations and restrictions of such Preferred Shares, including:

(a)	the designation of such series, the number of Preferred Shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)	whether the Preferred Shares of such series shall have voting rights, in addition to any voting rights provided for by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any Common Shares of any other class or any other series of Shares;

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(d)	whether the Preferred Shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)	whether the Preferred Shares of such series shall have any rights to receive any Distribution amongst the Shareholders upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of Shares of any other class or any other series of Shares;

(f)	whether the Preferred Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or any other series of Preferred Shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(g)	the limitations and restrictions, if any, to be effective while any Preferred Shares of such series are outstanding upon the payment of dividends or the making of other Distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or Shares of any other class of shares or any other series of Preferred Shares;

(h)	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional Shares, including additional Shares of such series or of any other class of Shares or any other series of Preferred Shares; and

(i)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The Board shall not require any approval of the Shareholders in respect of the issuance of Preferred Shares and the related amendments (if any) to this Memorandum and the Articles.

7.3	Redemption. The Company may, at its sole discretion by a Resolution of Directors, redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Section 3 of the Articles.

7.4	Equal Status. Other than as explicitly set forth in Paragraph 7.2, the Common Shares shall have the same rights and privileges and rank equally, share ratably and be identical in all respect to all matters.

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8.	VARIATION OF RIGHTS

The rights attached to any Shares as specified in Paragraph 7 of this Memorandum, whether or not the Company is being liquidated, dissolved or wound up, may be varied only by a resolution adopted at a general meeting of the shareholders of the Company by the holders of a majority of the voting power of all the issued Shares, as one class, which are present and voting in such meeting, or the written consent of holders of at least a majority of the total outstanding voting power of the then issued and outstanding shares, as one class, and, in addition to the foregoing (i) in the event that such variation of rights relates to the rights of a specific class in a manner different than other classes, a resolution adopted at a separate class meeting of such class of Shares by at least a majority of the total voting power of the then issued and outstanding shares of such class or the written consent of holders of at least a majority of the total voting power of the then issued and outstanding shares of such class, and (ii) solely in relation to the rights attached to the Class B Shares, a resolution adopted at a separate class meeting of the Class B Shares by at least sixty-six and two-thirds percent (66 2⁄3%) of the total voting power of the then issued and outstanding Class B Shares or the written consent of holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the total voting power of the then issued and outstanding Class B Shares.

9.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or superior thereto.

10.	REGISTERED SHARES

10.1	The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

11.	TRANSFER OF SHARES

The Company shall procure that upon a transfer of Shares permitted pursuant to Section 6 of the Articles or section 54A of the Act, the transfer agent (the “Transfer Agent”) shall retain the Transfer Agent Records required pursuant to Section 2.6 of the Articles.

12.	REGULATORY RESTRICTIONS

The Company is engaged in a highly regulated business which requires the Company to make Regulatory Filings to Regulatory Bodies and to obtain licenses and permits from Regulatory Bodies, and such Regulatory Filings in many cases require the submission of information and documents regarding significant or material shareholders. Therefore, notwithstanding anything to the contrary in this Memorandum or the Articles, unless otherwise approved by a Resolution of Directors, (a) in the event that the Company becomes aware that any Person “beneficially owns” (as such term is defined and as shall be calculated in accordance with Section 13(d) of the Exchange Act) (“Beneficially Own”) together with its Affiliates more than 9.99% of the Company’s issued share capital or voting power (the (“Regulatory Threshold”), then all shares that exceed the Regulatory Threshold (the “Excess Shares”) shall be deemed not to have any voting rights and/or any rights to receive Distribution from the Company, and the Company may disregard any voting or distribution rights attached to such Excess Shares, until such time that the Company is satisfied, in its sole discretion, that all regulatory requirements applicable to the Excess Shares have been fully complied with and that all licenses and permits to which the Company or any Subsidiary is subject are not adversely affected as a result of such Excess Shares. The Company may determine procedures for determination of Excess Shares and administration of the rights attached thereto, including in connection with any vote of shareholders. In the event that the total number of shares Beneficially Owned as described above are Beneficially Owned by more than one Person, then the number of Excess Shares shall be allocated among each such Person pro rata to the total number of shares held by such Person. The Board may determine that Excess Shares shall cease to constitute Excess Shares subject to conditions or qualifications that the Board shall determine in its sole discretion.

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13.	RESTRICTIONS DUE TO SANCTIONS LAWS

13.1	Restrictions on Issuance of Shares and Share Transfers. Sanctioned Shares cannot be sold, transferred or otherwise disposed of, and no Shares, irrespective of their class, may be issued directly or indirectly to or for the benefit of a Sanctioned Person, and the Transfer Agent shall not register a transfer of any Sanctioned Shares or any such issuance of Shares.

13.2	Limitations on Voting Rights. Notwithstanding anything to the contrary, Sanctioned Shares shall not confer on its holder the right to vote or participate in any Resolution of Shareholders or of any class(es) of Shares, or otherwise confer voting rights. Sanctioned Shares shall not be counted in order of meeting quorum requirements, nor for any applicable majority requirement in this Memorandum or Articles or for any purpose of the Act. Sanctioned Shares shall not be accounted in the total number of Shares eligible for voting.

13.3	Limitations on Distributions. Sanctioned Shares shall not confer on its holder a right in any dividend or other Distribution under this Memorandum or the Act. The Board may allow for the Distribution to be paid (i) into a blocked account, escrow account or in any other manner required, necessary or advisable under applicable Sanctions Laws, or (ii) suspend such payment.

13.4	Limitations in Change of Control. Any right, including but not limited to consideration, conversion, adjustment, recapitalization, reclassification, consolidation, registration, or other right that may otherwise be attributable to a share in the event of a Change of Control, will be suspended in connection with any Sanctioned Shares. The Board shall have the authority to take any and all actions, or refrain from actions, that are required, necessary or advisable in order to consummate the Change of Control and to allocate or distribute the proceeds of any Change of Control in a manner that does not breach Sanctions Laws, and the foregoing actions, or inactions, by the Board shall under no circumstances derogate or adversely affect the validity of the Change of Control nor in any way invalidate the transfer of good title of any Shares acquired in connection with the Change of Control.

13.5	Notwithstanding anything to the contrary, the Board, in its sole discretion and upon the advice of a reputable international law firm, may determine that Sanctioned Shares shall not be subject to certain, or any, restrictions set out in this Section 13, or may modify the scope of any or all such restrictions, if the determination, treatment of the Sanctioned Shares, and exercise or enjoyment of the resulting rights afforded to the relevant shareholder by the Sanctioned Shares will not violate applicable Sanctions Laws. If, following such a determination by the Board, any such determination (or the effect of such determination) becomes prohibited by applicable Sanctions Laws, the relevant restriction(s) in this Section 13 shall automatically return into effect. For the avoidance of doubt, no restriction on Sanctioned Shares established by this Section 13 may be waived, or remain waived, if it would violate, or cause a violation of, applicable Sanctions Laws.

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14.	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

14.1	Except as otherwise explicitly provided herein, the Company may amend this Memorandum or the Articles by a resolution adopted at a general meeting of the shareholders of the Company by the holders of a majority of the voting power of all the issued Shares, as one class, which are present and voting in such meeting, or the written consent of holders of at least a majority of the total outstanding voting power of the then issued and outstanding shares, as one class; provided that in no event shall such amendment be made unless the Board has recommended to the Shareholders by Resolution of Directors to vote in favor of adoption of such amendment.

14.2	Any amendment of this Memorandum or the Articles will take effect on the registration by the Registrar of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.

We, Commonwealth Trust Limited of P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands, in our capacity as registered agent for the Company, hereby apply to the Registrar for the incorporation of the Company this 14th day of December, 2006.

Incorporator

Sgd: Deneshar Meade

Deneshar Meade
Authorised Signatory
Commonwealth Trust Limited

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TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

eToro Group Ltd.

A COMPANY LIMITED BY SHARES

1.	REGISTERED SHARES

1.1	The Company is not required to issue certificates in respect of the Shares to any Shareholder, unless otherwise determined by the Board by Resolution of Directors.

1.2	To the extent any certificate is issued in respect of Shares, any Shareholder receiving such certificate shall indemnify and hold the Company and its Board and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any Person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by Resolution of Directors.

1.3	If several Persons are registered as joint holders of any Shares, any one of such Persons may give an effectual receipt for any Distribution.

2.	SHARES

2.1	Without prejudice to any rights previously conferred on the holders of any existing Shares or class of Shares, any Share or other Equity Securities in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the Board may from time to time determine.

2.2	Section 46 (Pre-emptive rights) of the Act shall not apply to the Company.

2.3	Subject to the provisions of these Articles and the Memorandum, the unissued Shares of the Company shall be at the disposal of the Board, who may, without limiting or affecting any rights previously conferred on the holders of any existing Shares or class or series of Shares, by Resolution of Directors:

(a)	offer, allot, grant options over or otherwise dispose of them to such Persons at such times, in such manner and for such consideration, being not less than the par value of the Shares being disposed of, on such terms and having such rights and being subject to such restrictions and upon such terms and conditions as the Board may determine; and

(b)	grant rights over Shares or other Equity Securities to be issued in one or more classes or series as the Board deems necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or other Equity Securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, at such times and on such other terms as Board deems necessary or appropriate.

2.4	Subject to Section 2.5, a Share may be issued for consideration in any form, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services or any combination of the foregoing.

2.5	No Shares may be issued for a consideration that is, in whole or in part, other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares;

(b)	the determination of the Board of the reasonable present cash value of the non- money consideration for the issue; and

(c)	that, in the opinion of the Board, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

2.6	The Company shall cause its Transfer Agent to maintain a record (the “Transfer Agent Records”) containing the information with respect to the Shareholders that the transfer agent receives, including but not limited to:

(a)	the names and addresses of the Persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the Shareholder acquired the Shares; and

(d)	the date on which any Person ceased to be a Shareholder.

2.7	The Transfer Agent Records may be kept in any such form as the Board may approve, but if it is in magnetic, electronic or other data storage form, the Company shall procure that the Transfer Agent must be able to produce legible evidence of its contents. Until the Board otherwise determines, the magnetic, electronic or other data storage form shall be the original Transfer Agent Records.

3.	REDEMPTION OF SHARES AND TREASURY SHARES

3.1	The Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired, unless the Company is permitted by the Act or any other provision in the Memorandum or these Articles to purchase, redeem or otherwise acquire the Shares without their consent.

3.2	No purchase, redemption or other acquisition of Shares by the Company shall be made unless the Resolution of Directors authorising such purchase, redemption or other acquisition contains a statement that the Board is satisfied, on reasonable grounds, that immediately after the purchase, redemption or other acquisition, the value of the Company’s assets will exceed its liabilities, and the Company will be able to pay its debts as they fall due.

3.3	A determination by the Board under Section 3.2 is not required when the Shares are purchased, redeemed or otherwise acquired by the Company by virtue of the provisions of the Act.

3.4	Shares that the Company purchases, redeems or otherwise acquires pursuant to this Section 3 may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of fifty percent (50%) of the issued Shares of the Company, in which case they shall be cancelled but they shall be available for reissue.

3.5	All rights and obligations attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

3.6	Treasury Shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and these Articles) as the Company may by Resolution of Directors determine.

3.7	Sections 60 (Process for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

4.	MORTGAGES AND CHARGES OF SHARES

Shareholders may mortgage or charge their Shares.

5.	FORFEITURE

5.1	When a Share is not fully paid for on issue, the Board may at any time, subject to the terms on which such Share was issued, serve upon the defaulting Shareholder a written notice of call specifying the date for payment to be made.

5.2	The written notice of call referred to in Section 5.1 shall name a further date not earlier than the expiration of fourteen (14) days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice, the Shares in respect of which payment is not made will be liable to be forfeited.

5.3	Where a written notice of call has been issued pursuant to Section 5.2 and the obligations of the defaulting Shareholder under such notice have not been complied with, the Board by Resolution of Directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates and direct that the Transfer Agent Records be updated.

5.4	Upon forfeiture and cancellation pursuant to Section 5.3, the Company shall be under no obligation to refund any moneys to the defaulting Shareholder whose Shares have been cancelled and that defaulting Shareholder shall be discharged from any further obligation to the Company with respect to such forfeited Shares.

6.	TRANSFER OF SHARES

6.1	Except as otherwise expressly provided in the Memorandum, any person becoming entitled by operation of law or otherwise to a Share or Shares in consequence of the death, incompetence or bankruptcy of any Shareholder may, subject to all applicable probate requirements, be registered as a Shareholder upon such evidence being produced as may reasonably be required by the Board or the Transfer Agent and subject also to the facilities and requirements of the relevant system concerned. An application by any such person to be registered as a Shareholder shall for all purposes be deemed to be a transfer of Shares of the deceased, incompetent or bankrupt Shareholder and the Board shall treat it as such and procure that the Transfer Agent shall treat it as such.

7.	MEETINGS AND CONSENTS OF SHAREHOLDERS

7.1	The Board may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the Board considers necessary or desirable; provided that at least one meeting of the Shareholders must be held each year.

7.2	Upon the written request of Shareholder(s) holding at least the required percentage under the Act of the voting rights of the Company entitled to vote in respect of the matter for which the meeting is requested, the Board shall convene a meeting of Shareholders. Any such request shall contain the evidence reasonably satisfactory to the Board, in its sole discretion, with respect to the identity of such requesting Shareholder(s) (including the ownership of Shares) and state in writing and in sufficient detail the proposed purpose of the meeting. The Board shall be entitled to determine the date, time and place, if any, of such requested meeting of Shareholders.

7.3	The Board shall give not less than seven (7) days’ notice of a meeting of Shareholders to those Shareholders whose names on the date the notice is given appear as Shareholders in the Transfer Agent Records of the Company and are entitled to vote at the meeting.

7.4	The Board may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

7.5	The inadvertent failure of the Board to give notice of a meeting to a Shareholder, or the fact that a Shareholder has not received a notice that has been properly given, shall not invalidate the meeting.

7.6	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

7.7	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the Person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

7.8	A proxy need not be a Shareholder, and a Shareholder may appoint one or more than one Person to act as such Shareholder’s proxy. On a poll, votes may be given in person or by proxy, and a Shareholder entitled to more than one vote need not, if such Shareholder votes, use all of such Shareholder’s votes or cast all the votes such Shareholder uses in the same way. The appointment of a proxy does not prevent a Shareholder from attending and voting in person at the meeting or an adjournment or on a poll. The appointment of a proxy is (unless the contrary is stated in such proxy) valid for an adjournment of the meeting as well as for the meeting or meetings to which it relates and is valid for twelve (12) months following the date of execution unless terminated earlier.

7.9	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

[NAME OF COMPANY]

[I/We] being a Shareholder of the above Company HEREBY APPOINT […………………………] of [……………………………] or failing him [………………………] of [……………………………] to be my/our proxy to vote for [me/us] at the meeting of Shareholders to be held on the [……] day of [ ], 20 [……] and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this [……] day of [ ], 20 [……]

[Shareholder]

7.10	The following applies where Shares are jointly owned:

(a)	if two or more Persons hold Shares jointly, each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy, such owner may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy, they must vote as one.

7.11	A Shareholder shall be deemed to be present in person at a meeting of Shareholders if such Shareholder participates by telephone or other electronic means and all Shareholders participating in person at the meeting are able to hear each other.

7.12	In the absence of contrary provisions in these Articles, the requisite quorum for any meeting of Shareholders shall be two or more Shareholders present in person or by proxy and holding shares conferring in the aggregate at least thirty-three and one-third percent (33 1⁄3%) of the voting power of the Company; provided, however, that with respect to any meeting of Shareholders that was initiated by and convened pursuant to a Resolution of Directors (and not pursuant to the request of any other person) and if at the time of such meeting of Shareholders the Company is qualified to use the forms of a “foreign private issuer” under U.S. securities laws, then the requisite quorum shall be a single Shareholder present in person or by proxy and holding Shares conferring in the aggregate at least twenty-five percent (25%) of the voting power of the Company.

7.13	If within two (2) hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the Board may determine, and if at the adjourned meeting there are present within one (1) hour from the time appointed for the meeting in person or by proxy not less than one third (1⁄3) of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved. Notice of the adjourned meeting need not be given if the date, time and place of such meeting are announced at the meeting at which the adjournment is taken.

7.14	At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Shareholders present shall choose one of the Shareholders present to be the chairman of the meeting. If the Shareholders are unable to choose such chairman for any reason, then the Person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman of the meeting, failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

7.15	The chairman of the meeting may, with the consent of a majority of the Shares represented at the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

7.16	At any meeting of the Shareholders, the chairman of the meeting is responsible for deciding in such manner as he or she considers appropriate whether any resolution proposed has been carried or not and the result of his or her decision shall be announced to the meeting and recorded in the minutes thereof. If the chairman of the meeting has any doubt as to the outcome of the vote on a proposed resolution, he or she shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll, then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the meeting of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes thereof.

7.17	Any Shareholder that is not a natural person may by resolution of its board of directors or other governing body authorise an individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Shareholder which he represents as that Shareholder could exercise if it were an individual.

7.18	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Person other than an individual may call for a notarially certified copy (in accordance with the applicable law of the jurisdiction in which such proxy or authority was made) of such proxy or authority which shall be produced within seven (7) days of being so requested or the votes cast by such proxy or on behalf of such Person shall be disregarded.

7.19	Directors may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

7.20	A Resolution of Shareholders is valid only if approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted and not abstained, unless a higher percentage is otherwise required by law, or by these Memorandum and Articles. Actions by the Shareholders may be effected by written consent in lieu of a duly convened and constituted meeting of the Shareholders if approved by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon and provided that such action has expressly been approved in advance by the Board.

8.	DIRECTORS

8.1	The first Directors of the Company shall be appointed by the first registered agent within six (6) months of the date of incorporation of the Company, and thereafter, the Directors shall be elected by a Resolution of Shareholders at the annual meeting of Shareholders, except for situations in which the Board fills a vacancy pursuant to Section 8.6 below.

8.2	No Person shall be appointed as a director of the Company unless he or she has consented in writing to be a director.

8.3	The authorised number of Directors shall be fixed by the Board from time to time in accordance with these Articles. A Director is not required to hold a Share as a qualification to the office. If for any cause, the Directors shall not have been elected at an annual meeting of Shareholders, they may be elected as soon thereafter as convenient at a special meeting of the Shareholders called for that purpose in the manner provided in these Articles. Notwithstanding anything to the contrary herein, this Section 8.3 may only be amended or replaced by a resolution adopted at a meeting of the Shareholders by a majority of at least sixty-six and two-thirds percent (66 2⁄3%) of the votes of the Shares entitled to vote at a meeting.

8.4	The Board shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I Directors shall initially serve until the first annual meeting of Shareholders following the IPO Effective Time; Class II directors shall initially serve until the second annual meeting of Shareholders following the IPO Effective Time; and Class III directors shall initially serve until the third annual meeting of Shareholders following the IPO Effective Time. Commencing with the first annual meeting of Shareholders following the IPO Effective Time, Directors of each class the term of which shall then expire shall be elected to hold office until the third annual meeting of Shareholders following the commencement of such Director’s term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of Directors, the number of Directors in each class shall be apportioned by the Board as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent directors. Notwithstanding anything to the contrary herein, this Section 8.4 may only be amended or replaced by a resolution adopted at a meeting of the Shareholders by a majority of at least sixty-six and two- thirds percent (66 2⁄3%) of the votes of the Shares entitled to vote at a meeting.

8.5	Any Director may be removed from office at any time, but only by the affirmative vote of at least sixty-six and two-thirds percent (66 2⁄3%) of the votes of the Shares entitled to vote at a meeting for the election of Directors. Notice of a meeting called under this Section 8.5 shall state that the purpose of the meeting is, or the purposes of the meeting include, the removal of a Director. Notwithstanding anything to the contrary herein, this Section 8.5 may only be amended or replaced by a resolution adopted at a meeting of the Shareholders by a majority of at least sixty-six and two-thirds percent (66 2⁄3%) of the votes of the Shares entitled to vote at a meeting.

8.6	The Board may at any time appoint by Resolution of Directors any Person to be a Director either to fill (a) a vacancy resulting from death, resignation, disqualification, removal or other causes or (b) any newly created directorship resulting from any increase in the number of Directors. Where the Board appoints a Person as a Director to fill such vacancy or newly created directorship, the term shall not exceed the term that remained when the Director whose departure from the Board created such vacancy ceased to hold office.

8.7	The Company may determine by Resolution of Directors to keep a register of directors containing:

(a)	the names and addresses of the Directors;

(b)	the date on which each Director was appointed as a Director;

(c)	the date on which each Director ceased to be a Director; and

(d)	such other information as may be prescribed by the Act.

8.8	If the Board determines to maintain a register of directors, a copy thereof shall be kept at the registered office of the Company, and the Company may register a copy of the register of directors with the Registrar.

8.9	Directors shall be entitled to such compensation for their services as may be approved by the Board or a committee thereof, including, if so approved, by Resolution of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board and at any meeting of a committee of the Board. Nothing herein contained shall be construed to preclude any Director from serving the Company in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

9.	POWERS OF DIRECTORS

9.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Board. The Board has all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Board may authorise the payment of all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not required by the Memorandum, these Articles or the Act to be exercised by the Shareholders.

9.2	Each Director shall exercise his or her powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, these Articles or the Act. Each Director, in exercising his or her powers or performing his or her duties, shall act honestly and in good faith in what the Director believes to be in the best interests of the Company.

9.3	The Board may, by Resolution of Directors, appoint any Person, including a Director, to be an officer or agent of the Company with respect to such activities as the Board may determine. The Resolution of Directors appointing an agent may authorise such agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

9.4	The Board may, by Resolution of Directors, exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

9.5	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

9.6	For the purposes of section 175 (Disposition of assets) of the Act, the Directors may, by Resolution of Directors, determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

10.	PROCEEDINGS OF DIRECTORS

10.1	Any Director may call a meeting of the Board by sending a written notice to each other Director.

10.2	The Board may meet at such times and in such manner and places within or outside the British Virgin Islands as the Board may determine to be necessary or desirable.

10.3	A Director is deemed to be present at a meeting of the Board if he or she participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

10.4	A Director shall be given not less than three (3) days’ notice of meetings of the Board, but a meeting of the Board held without three (3) days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, shall not invalidate the meeting.

10.5	A Director may by a written instrument appoint an alternate who need not be a Director, and the alternate shall be entitled to attend meetings in the absence of the Director who appointed him or her and to vote in place of the Director until the appointment lapses or is terminated. The appointment of an alternate shall terminate on the occurrence of any event which, if he or she were a director, would cause him to vacate such office or if his or her appointer ceases for any reason to be a director.

10.6	A meeting of the Board is duly constituted for all purposes if, at the commencement of the meeting, there are present in person or by alternate not less than a majority of the total number of Directors.

10.7	If within half an hour from the time appointed for the meeting of the Board, a quorum is not present, such meeting shall be dissolved.

10.8	The Directors may elect a chairman (the “Chairman of the Board”) of their meeting and determine the period for which he or she is to hold such office. At a meeting of the Board at which the Chairman of the Board is present, he or she shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the Directors present shall choose one of their number to be chairman of the meeting.

10.9	An action that may be taken by the Board or a committee of the Board at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by a majority of Directors or members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last Director has consented to the resolution by signed counterparts.

10.10	The Board shall cause the following corporate records to be kept:

(a)	minutes of all meetings of the Board;

(b)	copies of all Resolutions of Directors; and

(c)	such other accounts and records as the Board by Resolution of Directors considers necessary or desirable or as required pursuant to the Act.

11.	COMMITTEES

11.1	The Board may, by Resolution of Directors, designate one or more committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

11.2	Notwithstanding Section 11.1, the Board has no power to delegate to a committee of Directors any of the following powers:

(a)	to amend the Memorandum or these Articles;

(b)	to designate committees of Directors;

(c)	to delegate powers to a committee of Directors;

(d)	to appoint or remove directors (which does not include the power to nominate a Director to the Board or recommend the removal of a Director from the Board);

(e)	to approve and issue Preferred Shares;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or to approve a liquidation plan;

(h)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due; or

(i)	to approve or adopt, or recommend to the Shareholders, any action or matter expressly required by the Act to be submitted to the Shareholders for approval.

11.3	Sections 11.2(b) and (c) do not prevent a committee of Directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

11.4	The meetings and proceedings of each committee of Directors consisting of two (2) or more Directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

11.5	Where the Directors delegate their powers to a committee of Directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on Directors of the Company under the Act.

12.	OFFICERS

12.1	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Any number of offices may be held by the same Person.

12.2	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and Shareholders, the president to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

12.3	The emoluments of all officers shall be fixed by Resolution of Directors.

12.4	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the Board may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

13.	CONFLICT OF INTERESTS

13.1	A Director shall, forthwith after becoming aware of the fact that he or she is interested in a transaction entered into or to be entered into by the Company, disclose the interest to the Board.

13.2	A transaction entered into by the Company in respect of which a Director is interested is voidable by the Company unless (a) the Director complied with Section 13.1 prior to the entry by the Company into such transaction, (b) the transaction is approved or ratified by a majority of the disinterested Directors, (c) the material facts of the interest of the Director in the transaction are known by the Shareholders entitled to vote at a meeting of Shareholders and the transaction is approved or ratified by a Resolution of Shareholders or (d) the Company received or paid fair value for the transaction.

13.3	For the purposes of this Section 13, a disclosure is not made to the Board unless it is made or brought to the attention of every Director on the Board.

13.4	Subject to compliance with Sections 13.1 and 13.2, a Director who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to such transaction; and

(b)	attend a meeting of the Board at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum;

and, subject to compliance with the Act shall not, by reason of his or her office, be accountable to the Company for any benefit which he or she derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

14.	INDEMNIFICATION

14.1	To the fullest extent permitted by law, Directors shall not be personally liable to the Company or any Shareholder for any acts or omissions in the performance of their duties as Directors.

14.2	Subject to the limitations hereinafter provided, the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any Person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the Person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a Director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

14.3	Notwithstanding Section 14.2, the Company shall indemnify a Person only if such Person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the Person had no reasonable cause to believe that their conduct was unlawful.

14.4	The decision of the Board as to whether the Person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the Person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

14.5	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the Person did not act honestly and in good faith and with a view to the best interests of the Company or that the Person had reasonable cause to believe that his or her conduct was unlawful.

14.6	Expenses, including legal fees, incurred by a Director or a former Director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the Director or the former Director, as applicable, to repay the amount if it shall ultimately be determined that the Director or the former Director is not entitled to be indemnified by the Company in accordance with Section 14.2.

14.7	The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 14 is not exclusive of any other rights to which the Person seeking indemnification or advancement of expenses may be entitled under any law, agreement, provision of the Memorandum or these Articles, Resolution of Directors, Resolution of Shareholders or otherwise.

14.8	If a Person referred to in Section 14.2 has been successful in defence of any proceedings referred to in Section 14.2, the Person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the Person in connection with the proceedings.

14.9	Any repeal or modification of this Section 14, or any portion hereof, shall only be prospective and shall not affect the rights under this Section 14 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any Person referred to in Section 14.2.

14.10	If this Section 14, or any portion hereof, shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Director to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Company shall indemnify each Director to the full extent under any other applicable law.

14.11	The Company may purchase and maintain insurance in relation to any Person who is or was a Director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a Director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the Person and incurred by the Person in that capacity, whether or not the Company has or would have had the power to indemnify the Person against the liability as provided in these Articles.

15.	RECORDS

15.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and these Articles;

(b)	the register of directors, or a copy of the register of directors;

(c)	the register of charges or a copy of the register of charges; and

(d)	copies of all notices and other documents filed by the Company with the Registrar in the previous ten (10) years.

15.2	The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

15.3	The Company shall procure that the Transfer Agent maintains the Transfer Agent Records and that the Transfer Agent, shall within five (5) days of a written request from the Company, provide a copy of the Transfer Agent Records to the Company.

15.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Board may determine:

(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders; and

(b)	minutes of meetings and Resolutions of Directors and committees of Directors, if any.

15.5	Where any original records referred to in this Section are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company.

15.6	The records kept by the Company under this Section shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act, 2001 (No. 5 of 2001) as from time to time amended or re-enacted.

16.	SEAL

The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The Board shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one Director or other Person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Board may provide for a facsimile of the Seal and of the signature of any Director or authorised Person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

17.	DISTRIBUTIONS

17.1	The Board may, by Resolution of Directors, authorise a Distribution at a time and of an amount it determines fit if the Board is satisfied, on reasonable grounds, that, immediately after the Distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

17.2	In order for the Company to determine the Shareholders entitled to receive payment of any Distribution, the Board may fix a record date, which record date shall not precede the date upon which the Resolution of Directors fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining Shareholders for any such purpose shall be at the close of calendar day on which the Board adopts the Resolution of Directors relating thereto.

17.3	Dividends may be paid in money, shares, or other property.

17.4	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Section 19, and all dividends unclaimed for three (3) years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

17.5	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

18.	ACCOUNTS AND AUDIT

18.1	The Company shall keep records that in the view of the Board in its sole discretion are sufficient to reflect the financial position of the Company.

18.2	The Company may, as determined by the Board, prepare periodically, financial statements of the Company, including as may be required by applicable law and the rules of the Stock Exchange.

18.3	Subject to applicable law and the rules of the Stock Exchange, the auditors shall be appointed by Resolution of Directors, which auditors shall hold office until removed from office by a Resolution of Directors.[1]

18.4	The auditors may be Shareholders, but no Director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

18.5	The remuneration of the auditors shall be determined by a committee formed by the Board in accordance with Section 11 or, in the absence of such a committee, by Resolution of Directors.

18.6	The auditor of the Company shall have a right of access to the books of account and vouchers of the Company, and shall be entitled to require from the Directors and officers of the Company such information and explanations as he or she reasonably thinks necessary for the performance of the duties of the auditors.

18.7	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s financial statements are to be presented.

19.	NOTICES

19.1	Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the Transfer Agent Records.

19.2	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

19.3	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

20.	EXCLUSIVE JURISDICTION OF THE BRITISH VIRGIN ISLANDS

Unless the Company consents in writing to the selection of an alternative forum, the courts of the British Virgin Islands shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s Shareholders, or (c) any action asserting a claim arising pursuant to any provision of British Virgin Islands law or the Memorandum or these Articles, or (d) any action asserting a claim against the Company governed by the internal affairs doctrine. The foregoing provision shall not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any Person purchasing or otherwise acquiring any interest in Shares shall be deemed to have notice of and consented to the provisions of this Section 20.

21.	VOLUNTARY LIQUIDATION

21.1	The Company may be voluntarily liquidated under Part XII of the Act if it has no liabilities and it is able to pay its debts as they become due. A liquidator may, subject to the terms of the Act, be appointed by a Resolution of Directors or by a Resolution of Shareholders.

21.2	If the Company shall be wound up, the liquidator may, in accordance with a Resolution of Shareholders, divide amongst the Shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as the liquidator deems fair upon any such property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributors as the liquidator shall think fit, but so that no Shareholder shall be compelled to accept any Shares or other securities whereon there is any liability.

22.	FISCAL YEAR

The fiscal year of the Company shall be the calendar year beginning on January 1 and ending on December 31, unless the Board determines otherwise by Resolution of Directors.

23.	CONTINUATION

The Company may, by Resolution of Shareholders or by a resolution passed unanimously by all Directors of the Company, continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

We, Commonwealth Trust Limited, of P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 14th day of December, 2006.

Incorporator

Sgd: Deneshar Meade

Deneshar Meade
Authorised Signatory
Commonwealth Trust Limited

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